Exhibit 99.1
PRESS RELEASE                 FOR IMMEDIATE RELEASE
January 10, 2012             NEBRASKA DISTRIBUTION
CONTACT: Chad Daffer or Andy Grier
800/283-2357

AMERICA FIRST TAX EXEMPT INVESTORS L.P.
ANNOUNCES CHANGE IN SENIOR MANAGEMENT
Omaha, NE- January 10, 2012 - America First Tax Exempt Investors, L.P. (NASDAQ: ATAX) (the “Company”), announced today that Michael J. Draper has resigned as Chief Financial Officer of The Burlington Capital Group LLC (“Burlington”), the company that acts as the general partner of the general partner of the Company. In that capacity, Mr. Draper also acts as the Company's Chief Financial Officer. Mr. Draper will resign as Chief Financial Officer in order to assume the role of Chief Executive Officer of BCG Solutions LLC, an affiliate of Burlington. BCG Solutions LLC is a technology company focused on the development and commercialization of Viriditec Sanitation Solution ™, a patented and patent pending technology.
Burlington has identified and hired Timothy Francis to replace Mr. Draper as Chief Financial Officer of Burlington and the Company. Mr. Francis is expected to begin his employment on or before February 1, 2012. Mr. Draper will remain with the Company until Mr. Francis begins his employment and will be available to Mr. Francis throughout any necessary transition period. Additionally, as Mr. Draper will be employed with an affiliated entity, he will remain available for consultation in the future. Mr. Francis is a Certified Public Accountant with extensive experience serving public companies as an Audit Senior Manager with Deloitte & Touche LLP. Mr. Francis holds a Masters in Professional Accountancy degree from the University of Nebraska.
About America First Tax Exempt Investors, L.P.
America First Tax Exempt Investors, L.P. was formed for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of federally tax-exempt mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential apartments. The Company is pursuing a business strategy of acquiring additional tax-exempt mortgage revenue bonds on a leveraged basis in order to: (i) increase the amount of tax-exempt interest available for distribution to its investors; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale. The Company seeks to achieve its investment growth strategy by investing in additional tax-exempt mortgage revenue bonds and related investments, taking advantage of attractive financing structures available in the tax-exempt securities market and entering into interest rate risk management instruments. America First Tax Exempt Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.
About BCG Solutions LLC
BCG Solutions LLC provides an environmentally friendly, 100% green, easy to use sanitation system that is more effective and affordable than traditional sanitation chemicals and products. Viriditec Sanitation Solution ™ is a highly effective sanitizer and degreaser with greater oxidizing energy than traditional chemical sanitizers, Viriditec™ can reduce or eliminate the environmental impact of producing, packaging, transporting, using and disposing of harsh chemicals. Viriditec™ is safe, environmentally friendly, affordable and more effective than traditional chemicals as a sanitizer and degreaser for a variety of commercial applications. More information is available on the company website at www.bcgsolutionsllc.com.

Safe Harbor Statement
Information contained in this press release contains “forward-looking statements,” including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and the overall negative economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.